EXHIBIT 10.25

SECOND AMENDMENT TO SUPPLY AGREEMENT

THIS SECOND AMENDMENT TO SUPPLY AGREEMENT (the “Amendment”) is dated as of March 21, 2006, by and between Novacea, Inc., a Delaware corporation previously known as D-NOVO Therapeutics, Inc. (“Novacea”) and Plantex USA, Inc., a New Jersey corporation (“Plantex”).

WHEREAS:

Novacea and Plantex are parties to a certain Supply Agreement dated December 27, 2001, as amended on January 24, 2006 (the “Original Agreement”); and

Novacea and Plantex wish to amend the Original Agreement as expressly set forth in this Amendment, leaving the Original Agreement otherwise in full force and effect.

NOW, THEREFORE, Novacea and Plantex agree as follows:

1. Section 5.1 of the Original Agreement is deleted in its entirely and the following text is substituted in lieu thereof:

5.1 Novacea Purchases. (i) Novacea covenants and agrees for and on behalf of itself, its Affiliates and their respective licensees and contract manufacturing vendors, if any, that each of them shall purchase from Plantex or its designated Affiliates at least [*] percent ([*]%) of its annual requirements of API used by it in connection with its manufacture, sale and distribution of Finished Products within the Territory; provided, however, that Novacea together with any Affiliate of Novacea, and any licensee or contract manufacturing vendor of Novacea or any Affiliate of Novacea, shall not in any calendar year purchase from any source other than Plantex or its designated Affiliates more than an aggregate amount of [*] grams of API for use by any of them in connection with the manufacture, sale or distribution of Finished Products within the Territory. Any license or contract manufacturing agreement for the benefit of Novacea or any Affiliate of Novacea thereof shall contain a provision requiring such licensee or contract manufacturer to purchase from Plantex or its designated Affiliate not less than [*] percent ([*]%) of such party’s annual requirements of API for use in connection with the manufacture, sale or distribution of Finished Product in the Territory upon the terms and conditions applicable to purchases hereunder by Novacea, and barring such party from purchasing from any source other than Plantex or its designated Affiliate any amount of API that would result in an aggregate purchase of more than [*] grams of API in any calendar year for use by Novacea, its Affiliates and their respective licensees and contract manufacturers in connection with the manufacture, sale or distribution of Finished Product in the Territory. Any such license or contract manufacturing agreement shall make specific reference to this Agreement and state with affirmative language that Plantex shall have the rights of a third party beneficiary with respect to such agreement.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) Novacea covenants that, to the extent that Novacea or its Affiliates or licensees or contract manufacturers elect to purchase from a source other than Plantex or its designated Affiliates any API for use in connection with its manufacture, sale and distribution of Finished Products within the Territory, Novacea shall treat as confidential and not disclose to such source any Plantex Confidential Information (as defined in Section 16.1, below) including, without limitation, Plantex’s product manufacturing procedures, levels of impurities, certified analytical standards and analytical methods, and shall cause its Affiliates, licensees and contract manufacturers to comply with this covenant.

(iii) Within sixty (60) days after the last day of each calendar year commencing the calendar year of first commercial sale of Finished Product in the United States, Novacea shall certify to Plantex in writing that: (i) neither Novacea nor any Affiliate or licensee or contract manufacturing vendor of Novacea or its Affiliates has in such calendar year purchased from any source other than Plantex or its designated Affiliates API for use in connection with the manufacture, sale or distribution of Finished Product in the Territory in excess of the amounts permitted in Section 5.1(i), above, and (ii) neither Novacea nor any Affiliate or licensee or contract manufacturing vendor of Novacea or its Afiliates has disclosed to any third party any Plantex Confidential Information in violation of the covenant set forth in Section 5.1(ii), above. Plantex shall have the right, not more than once each calendar year, during normal business hours and on at least ten (10) business days’ advance notice to Novacea, to inspect the books and records and facilities of Novacea and its Affiliates to confirm the accuracy of the certification made by Novacea pursuant to this Section 5.1(iii).

(iv) In the event that Novacea is in breach of either of its covenants set forth in Sections 5.1(i) and 5.1(ii), above, then Plantex shall be entitled to seek all damages and other legal remedies resulting from such breach, including without limitation, the right to terminate as provided in Section 14.1(ii), below.

2. Section 5.5 of the Original Agreement is deleted in its entirety and the following text is substituted in lieu thereof:

Commencing [*] months prior to the date on which Novacea, in good faith, anticipates Approval, Novacea will provide Plantex with [*] month rolling forecasts of its requirements by calendar quarter for API. Thereafter, such rolling forecasts shall be delivered to Plantex on or before the fifteenth (15th) day of each calendar quarter during the Term. The first calendar quarter of each [*] month rolling forecast shall be binding on Plantex and Novacea and shall constitute a firm purchase order (“Firm Purchase Order”) for the API indicated for such calendar quarter. Plantex shall supply Novacea with (i) the quantities set forth on each such Firm Purchase Order and (ii) such additional amounts as Novacea may order in excess of its forecasted amounts for such calendar quarter, provided that Plantex shall have confirmed and accepted such additional orders within thirty (30) days of Plantex’s receipt of Novacea’s written request for such additional

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

amounts. Plantex agrees to use commercially reasonable efforts to meet any such additional orders. In the event that Plantex determines for any reason (other than force majeure as provided for in Section 15, below) to discontinue the manufacture of API, Plantex shall have the right to terminate its delivery obligations hereunder by giving to Novacea not less than [*] months prior written notice. The terms and conditions of this Agreement shall apply to all purchase orders hereunder and if any terms and conditions contained in such purchase orders shall conflict with any terms and conditions contained herein, the terms of this Agreement shall control. No additional terms or conditions set forth in any such purchase order (other than the quantities and delivery dates set forth therein and conforming to the provisions of this Agreement) shall be binding upon Plantex, unless agreed to in writing by Plantex. Any additional terms therein contained shall be deemed to be a proposed offer of amended terms that shall be deemed rejected by Plantex and of no force or effect, notwithstanding any action or inaction by Plantex other than its express written approval of such additional terms.

3. Section 5.6 of the Original Agreement is deleted in its entirety and the following text is substituted in lieu thereof:

Plantex covenants to maintain capacity to manufacture on an annualized basis [*] percent ([*]%) of the forecasted requirements of API set forth in any [*] month forecast submitted by Novacea in accordance with this Agreement, provided that the forecasted amount does not exceed the forecasted amount for the preceding year by [*] percent ([*]%) or more. Additionally, following FDA Approval of Finished Product and continuing for the Term, Plantex shall maintain a six (6) month supply of API, based upon Novacea’s then-current forecasted amount. In order to further secure a supply of API hereunder, Plantex shall develop a production contingency plan (which plan shall be presented to Novacea for its approval, which approval shall not be unreasonably withheld) designed to relocate the API site listed in the DMF for API or utilize an additional site in the event that Plantex makes a good faith determination that it is necessary to relocate such site or to utilize an additional site in order to meet Novacea’s requirements of API. Such plan shall contemplate completion of relocation and securing necessary regulatory approvals within [*] of the determination by Plantex that such relocation was required. In the event that relocation has not been completed with such [*] period, Novacea’s sole remedy shall be to terminate this Agreement.

4. Except as expressly set forth in this Amendment, the Original Agreement shall remain in full force and effect.

5. This Amendment and the Original Agreement, as amended by this Amendment, constitute the entire agreement and understanding between the parties hereto and supersede all prior negotiations, representation or agreements, whether written or oral, relating to the subject matter hereof.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. The validity, performance and construction of this Amendment shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its choice of law or conflict of law rules.

7. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

PLANTEX USA, INC.	NOVACEA, INC. F/K/A D-NOVO
THERAPEUTICS, INC.

/s/ George Srokos	/s/ Bradford S. Goodwin
By: George Srokos 3/27/06	By:	Bradford S. Goodwin 3/21/06
Its: President	Its:

/s/ Cheryl L. Bohnel
By: Cheryl L. Bohnel
Its: Dir. of Acctg/Corp Sec